March 3, 2020

Joseph Cammarata
Chief Executive Officer
Investview, Inc.
234 Industrial Way West, Ste. A202
Eatontown, New Jersey 07724

       Re: Investview, Inc.
           Registration Statement on Form S-1
           Filed February 21, 2020
           File No. 333-236563

Dear Mr. Cammarata:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Scott Anderegg, Staff Attorney at 202-551-3342 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Trade &
Services